Exhibit 99.1

JOULE Inc. Announces Fiscal 2004 First-Quarter Financial Results

    EDISON, N.J.--(BUSINESS WIRE)--Feb. 10, 2004--The management of JOULE Inc. (AMEX:JOL) today announced financial results for the fiscal 2004 first quarter ended December 31, 2003.
    For the 2004 fiscal first quarter, revenues were $17,016,000, compared with last year's first-quarter revenues of $17,017,000. The company reported net income for the first three months of fiscal 2004 of $60,000, or $0.02 per basic and diluted share, versus a loss of $115,000, or $0.03 loss per basic and diluted share, for the same period a year ago. Although the fiscal 2004 first quarter included approximately $95,000 of costs directly related to the Special Committee's work on the Company's going private transaction, the Company was able to improve profitability because of margin improvement and cost control initiatives.
    John G. Wellman, Jr., JOULE's President and Chief Operating Officer, stated, "The first quarter improvement in earnings compared with the same period last year, reflects the benefits of our continued attention to controlling costs even though revenues were flat versus the fiscal 2003's first quarter. While the economy is showing signs of improvement, our economic segment remains sluggish."

    On January 16, 2004, JAC Acquisition Company, Inc., owned by Emanuel Logothetis, the Chairman of JOULE, his family and John G. Wellman, Jr., the Company's President and Chief Operating Officer, announced that it has made an alternative going private proposal to the Board of Directors of JOULE for a merger of JAC with JOULE pursuant to which stockholders of JOULE (other than the Purchaser Group and stockholders who properly perfect appraisal rights under Delaware law) would receive $1.54, in cash, for each outstanding share of JOULE common stock owned by them. JOULE's three outside Board members again constituted a Special Committee to consider the proposal. Upon the merger, JOULE would become a privately held company owned solely by the members of the Purchaser Group.

    JOULE Inc. is a staffing company providing a variety of technical, commercial and industrial services. Established in 1965, JOULE Inc. operates 15 branch offices, primarily in the greater New Jersey area as well as Alabama, Illinois and Massachusetts.

    This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulation.



                              JOULE Inc.

                         Financial Highlights

               (In thousands, except per-share amounts)

                                               Three Months Ended:

                                           December 31,   December 31,
                                              2003           2002
                                           ------------   ------------

Revenues                                    $   17,016     $   17,017

Income (loss) before income taxes                  140           (188)

Income tax provision (benefit)                      80            (73)
                                             ----------     ----------

Net income (loss)                           $       60     $     (115)
                                             ----------     ----------

Basic earnings (loss) per share             $     0.02     $    (0.03)
                                             ----------     ----------

Diluted earnings (loss) per share           $     0.02     $    (0.03)
                                             ----------     ----------



Common shares outstanding - basic                3,684          3,683


Common shares and common equivalents
 outstanding - diluted                           3,693          3,683

    CONTACT: JOULE Inc.
             John G. Wellman, Jr., 732-548-5444